Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our report dated August 7, 2012 relating to the financial statements of the Data Center Predecessor (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of certain corporate overhead expenses from Cincinnati Bell Inc.) appearing in the Prospectus, which is part of this Registration Statement, and of our report dated August 7, 2012, relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 7, 2012